Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Bank of Montreal Medium Term Notes Equity Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI Emerging Markets ETF due April 22, 2025

Term Sheet to Pricing Supplement R2701 dated April 16, 2021

Summary of Terms	Description of Terms
Issuer:	Bank of Montreal

•   Linked to the lowest performing of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI Emerging Markets ETF

•   Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity, as described below. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you are repaid the original offering price of your securities at stated maturity will depend in each case on the fund closing price of the lowest performing Fund on the relevant calculation day. The lowest performing Fund on any calculation day is the Fund that has the lowest fund closing price on that calculation day as a percentage of its starting price

•   Contingent Coupon. The securities will pay a contingent coupon on a quarterly basis until the earlier of stated maturity or automatic call if, and only if, the fund closing price of the lowest performing Fund on the calculation day for that quarter is greater than or equal to its coupon threshold price. However, if the fund closing price of the lowest performing Fund on a calculation day is less than its coupon threshold price, you will not receive any contingent coupon for the relevant quarter. The contingent coupon rate is set forth in the table on the left.

•   Automatic Call. If the fund closing price of the lowest performing Fund on any of the quarterly calculation days from October 2021 to January 2025, inclusive, is greater than or equal to its starting price, the securities will be automatically called for the original offering price plus a final contingent coupon payment

•   Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the original offering price at stated maturity if, and only if, the fund closing price of the lowest performing Fund on the final calculation day is greater than or equal to its downside threshold price. If the fund closing price of the lowest performing Fund on the final calculation day is less than its downside threshold price, you will lose more than 40%, and possibly all, of the original offering price of your securities

•   The coupon threshold price for each Fund is equal to 65% of its starting price; the downside threshold price for each Fund is equal to 60% of its starting price

•   If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the lowest performing Fund from its starting price if its fund closing price on the final calculation day is less than its downside threshold price. However, you will not participate in any appreciation of any Fund and will not receive any dividends on the shares of any Fund

•   Your return on the securities will depend solely on the performance of the Fund that is the lowest performing Fund on each calculation day. You will not benefit in any way from the performance of the better performing Funds. Therefore, you will be adversely affected if any Fund performs poorly, even if the other Funds perform favorably

•   All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of any Fund or any securities held by any Fund for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment

•   No exchange listing; designed to be held to maturity

Term:	Approximately 4 years (unless earlier called)
Funds:	The SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI Emerging Markets ETF (each a “Fund” and collectively the “Funds”)
Pricing Date:	April 16, 2021
Issue Date:	April 21, 2021
Original Offering Price:	$1,000 per security (100% of par)
Contingent Coupon Payments:	See “How contingent coupon payments are calculated” on page 2
Contingent Coupon Rate:	6.65% per annum
Automatic Call:	See “How to determine if the securities will be automatically called” on page 2
Calculation Days:	Quarterly, on the 16th day of each January, April, July and October, commencing in July 2021, and ending January 2025, and the final calculation day
Final Calculation Day:	April 16, 2025
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 2
Stated Maturity Date:	April 22, 2025
Lowest Performing Fund:	See “How the lowest performing Fund is determined” on page 2
Starting Price:	For the SPDR® S&P 500® ETF Trust, $417.26, for the iShares® Russell 2000 ETF, $224.65, for the iShares® MSCI Emerging Markets ETF, $54.35 (for each Fund, its fund closing price on the pricing date)
Ending Price:	For each Fund, its fund closing price on the final calculation day
Coupon Threshold Price:	For the SPDR® S&P 500® ETF Trust, $271.219, for the iShares® Russell 2000 ETF, $146.0225, for the iShares® MSCI Emerging Markets ETF, $35.3275 (for each Fund, 65% of its starting price)
Downside Threshold Price:	For the SPDR® S&P 500® ETF Trust, $250.356, for the iShares® Russell 2000 ETF, $134.79, for the iShares® MSCI Emerging Markets ETF, $32.61 (for each Fund, 60% of its starting price)
Calculation Agent:	BMO Capital Markets Corp.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:

2.175%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFS will pay 0.075% of the agent’s discount to WFA as a distribution expense fee.

In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP:	06368EHP0

On the date of the accompanying pricing supplement, the estimated initial value of the securities is $945.12 per security. As discussed in more detail in the accompanying pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This term sheet should be read in conjunction with the accompanying pricing supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

How The Lowest Performing Fund Is Determined

The lowest performing Fund on any calculation day is the Fund with the lowest performance factor on that calculation day.

The performance factor, with respect to a Fund on any calculation day, will be its fund closing price on that calculation day divided by its starting price (expressed as a percentage).

How Contingent Coupon Payments Are Calculated

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the fund closing price of the lowest performing Fund on the related calculation day is greater than or equal to its coupon threshold price.

If the fund closing price of the lowest performing Fund on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the fund closing price of any Fund is less than its coupon threshold price on all quarterly calculation days, you will not receive any contingent coupon payments over the term of the securities.

Each quarterly contingent coupon payment, if any, will be calculated per security as follows:

($1,000 × contingent coupon rate) / 4

The contingent coupon rate is set forth on the cover of this term sheet. Any contingent coupon payments will be rounded to the nearest cent, with one-half cent rounded upward.

How To Determine If The Securities Will Be Automatically Called

If the fund closing price of the lowest performing Fund on any of the quarterly calculation days from October 2021 to January 2025, inclusive, is greater than or equal to its starting price, the securities will be automatically called. On the related call settlement date, you will be entitled to receive a cash payment per security equal to the original offering price per security plus a final contingent coupon payment. The securities will not be subject to automatic call until the second quarterly calculation day, which is approximately six months after the issue date.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after that call settlement date.

How The Maturity Payment Amount Is Calculated

If the securities are not automatically called prior to the stated maturity date, you will receive on the stated maturity date a cash payment per security equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The maturity payment amount per security will equal:

•	If the ending price of the lowest performing Fund on the final calculation day is greater than or equal to its downside threshold price: $1,000; or

•	If the ending price of the lowest performing Fund on the final calculation day is less than its downside threshold price:

$1,000 ×performance factor of the lowest performing Fund on the final calculation day

If the securities are not automatically called prior to stated maturity and the ending price of the lowest performing Fund on the final calculation day is less than its downside threshold price, you will lose more than 40%, and possibly all, of the original offering price of your securities.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Fund, but you will have full downside exposure to the lowest performing Fund on the final calculation day if the ending price of that Fund is less than its downside threshold price.

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Hypothetical Payout Profile

The profile to the right illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if any) for a range of hypothetical performances of the lowest performing Fund on the final calculation day from its starting price to its ending price, assuming the securities have not been automatically called prior to the stated maturity date.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price of the lowest performing Fund on the final calculation day and whether you hold your securities to stated maturity. The performance of the better performing Funds is not relevant to your return on the securities.

Hypothetical Returns

If the securities are automatically called: If the securities are automatically called prior to stated maturity, you will receive the original offering price of your securities plus a final contingent coupon payment on the call settlement date. If the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Fund on the final calculation day, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final contingent coupon payment, if any). The performance factor of the lowest performing Fund on the final calculation day is its ending price expressed as a percentage of its starting price (i.e., its ending price divided by its starting price).

Hypothetical performance factor of lowest performing Fund on final calculation day	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.00%	$590.00
50.00%	$500.00
40.00%	$400.00
25.00%	$250.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual ending price of the lowest performing Fund on the final calculation day. The performance of the better performing Funds is not relevant to your return on the securities.

For historical data regarding the closing prices of the Funds, see the historical information set forth in the accompanying pricing supplement.

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Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Stated Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	The Securities Are Subject To The Full Risks Of Each Fund And Will Be Negatively Affected If Any Fund Performs Poorly, Even If The Other Funds Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Fund That Is The Lowest Performing Fund On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Funds.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Fund On The Final Calculation Day From Its Starting Price, But Will Not Participate In Any Positive Performance Of Any Fund.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.

Risks Relating To An Investment In Bank Of Montreal’s Structured Debt Securities, Including The Securities

•	The Securities Are Subject To The Credit Risk Of Bank Of Montreal.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Terms Of The Securities Were Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Risks Relating To The Value Of The Securities And Any Secondary Market

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Funds

•	You Will Be Subject To Risks Resulting From The Relationship Between The Funds.
•	Historical Prices Of The Funds Or The Securities Included In The Funds Should Not Be Taken As An Indication Of The Future Performance Of The Funds During The Term Of The Securities.
•	The Policies of Each Fund’s Investment Adviser And Changes That Affect Its Underlying Index Could Affect The Amount Payable On The Securities And Their Market Value.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Funds Or The Underlying Indices.
•	We And Our Affiliates Have No Affiliation With Any Fund Sponsor Or Any Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Underlying Index.
•	There Are Risks Associated With The Funds.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Fund.
•	Anti-Dilution Adjustments Relating To The Shares Of The Funds Do Not Address Every Event That Could Affect Such Shares.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets, and Emerging Markets In Particular.
•	The Securities are Subject to Currency Exchange Rate Risk.
•	A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

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Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
o	The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation.
o	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the prices of the Funds.
o	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by a Fund may adversely affect the price of that Fund.
o	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the Funds.
o	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the prices of the Funds.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax Matters

•	The Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Bank of Montreal, Wells Fargo Securities, LLC and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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